UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2011 (November 21, 2011)

CAPSTONE TURBINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

21211 Nordhoff Street, Chatsworth, California 91311

(Address of principal executive offices and zip code)

(818) 734-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 21, 2011, Capstone Turbine Corporation, a Delaware corporation (the “Company”), entered into Warrant Exercise Agreements with (i) two holders (the “2009 Holders”) of warrants issued by the Company on September 17, 2009 (the “2009 Warrants”) to purchase an aggregate of 5,780,347 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) four holders (the “2008 Holders”) of warrants issued by the Company on September 17, 2008 (the “2008 Warrants”) to purchase an aggregate of 2,444,808 shares of Common Stock and (iii) six holders (the “2007 Holders”) of warrants issued by the Company on January 24, 2007 (the “2007 Warrants”) to purchase an aggregate of 5,243,642 shares of Common Stock.  Pursuant to the Warrant Exercise Agreements, the 2009 Holders agreed to exercise the 2009 Warrants at the existing exercise price of $1.34 in exchange for a fee of an aggregate amount of approximately $5,433,526, the 2008 Holders agreed to exercise certain 2008 Warrants at the existing exercise price of $1.60 in exchange for a fee of an aggregate amount of approximately $2,200,330 and the 2007 Holders agreed to exercise certain 2007 Warrants at the existing exercise price of $1.17 in exchange for a fee of an aggregate amount of approximately $1,835,278. The net proceeds to the Company in connection with the exercise of the 2009 Warrants, the 2008 Warrants and the 2007 Warrants is approximately $8,323,287.  As a result of these transactions, there are now no 2009 Warrants outstanding, 4,293,808 2008 Warrants and 3,191,932 2007 Warrants.

The foregoing description of the Warrant Exercise Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Warrant Exercise Agreement which is filed herewith as Exhibit 10 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10                                             Form of Warrant Exercise Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION

Date: November 22, 2011	By:	/s/ Edward I. Reich
Edward I. Reich Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10	Form of Warrant Exercise Agreement